Exhibit 99.1

Contact:
Matt Juneau	225.388.7940

Albemarle exceeds second quarter 2016 expectations and raises guidance

CHARLOTTE, NC - August 3, 2016 –

Second quarter 2016 highlights:

•	Signed definitive agreement to sell Chemetall® Surface Treatment business to BASF SE

•
Due to a non-recurring, non-cash tax charge of $416.7 million related to the decision to sell the Chemetall Surface Treatment business, second quarter results in a loss of $314.8 million, or $2.78 per diluted share

•
Adjusted net income, including the results of the Chemetall Surface Treatment business, was $123.1 million, or $1.09 per diluted share; adjusted net income from continuing operations was $105.1 million, or $0.93 per diluted share

•	Second quarter adjusted EBITDA was $190.5 million, an increase of 11% over the prior year, excluding the impact of currency and divestitures

	Three Months Ended		Six Months Ended
	June 30,		June 30,
In thousands, except per share amounts	2016	2015	2016	2015
Net sales	$669,327	$718,290	$1,326,538	$1,410,603
Adjusted EBITDA	$190,471	$181,358	$382,504	$400,858
Net income from continuing operations	$95,586	$49,218	$313,822	$98,471
Net (loss) income attributable to Albemarle Corporation	$(314,821)	$52,147	$(86,635)	$95,262
Diluted earnings per share from continuing operations	$0.74	$0.37	$2.61	$0.79
Diluted (loss) earnings per share attributable to Albemarle Corporation	$(2.78)	$0.46	$(0.77)	$0.86
Non-operating pension and OPEB items(a)	—	(0.01)	—	(0.02)
Non-recurring and other unusual items(b)	0.19	0.37	(0.73)	1.02
Discontinued operations(c)	3.52	(0.09)	3.38	(0.07)
Adjusted diluted earnings per share from continuing operations(d)	$0.93	$0.73	$1.88	$1.80

See accompanying notes (a) through (d) to the condensed consolidated financial information and non-GAAP reconciliations.

Albemarle Corporation (NYSE: ALB) reported net income from continuing operations for the second quarter 2016 of $95.6 million, or $0.74 per diluted share (after income attributable to noncontrolling interests), compared to $49.2 million, or $0.37 per diluted share in the second quarter 2015. Including a non-recurring, non-cash tax charge of $416.7 million related to the decision to sell our Chemetall Surface Treatment business (see notes to the condensed consolidated financial information), the Company reported a second quarter 2016 net loss attributable to Albemarle Corporation of $(314.8) million, or $(2.78) per diluted share, compared to net income attributable to Albemarle Corporation of $52.1 million, or $0.46 per diluted share, for second quarter 2015. Second quarter 2016 adjusted net income from continuing operations was $105.1 million, or $0.93 per diluted share, compared to $82.2 million, or $0.73 per diluted share, for second quarter 2015 (see notes to the condensed consolidated financial information). The Company reported net sales of $669.3 million in second quarter 2016, down from net sales of $718.3 million in the second quarter of 2015, driven primarily by the divestitures of the metal sulfides and minerals-based flame retardants and specialty chemicals business, partially offset by the impact of higher sales volumes, as well as favorable price and mix impacts in certain businesses and favorable currency exchange impacts.

Net income from continuing operations for the six months ended June 30, 2016 was $313.8 million, or $2.61 per diluted share (after income attributable to noncontrolling interests), compared to $98.5 million, or $0.79 per diluted share, in the second quarter 2015. Including a non-recurring, non-cash tax charge of $416.7 million related to our decision to sell our Chemetall Surface Treatment business, partially offset by gains on sales of businesses of $122.3 million (see notes to the condensed consolidated financial information), the Company reported a net loss attributable to Albemarle Corporation of $(86.6) million, or $(0.77) per diluted share, for the six months ended June 30, 2016, compared to net income attributable to Albemarle Corporation of $95.3 million, or $0.86 per diluted share for the six months ended June,30, 2015. Adjusted net income from continuing operations for the six months ended June 30, 2016 was $212.2 million, or $1.88 per diluted share, compared to $198.6 million, or $1.80 per diluted share, for the same period 2015 (see notes to the condensed consolidated financial information). Net sales for the six months ended June 30, 2016 were $1.33 billion, down from net sales of $1.41 billion, driven primarily by the divestitures of the metal sulfides and minerals-based flame retardants and specialty chemicals business, partially offset by the impact of higher sales volumes, as well as favorable price and mix impacts in certain businesses and favorable currency exchange impacts.

On June 17, 2016, the Company entered into a definitive agreement to sell the Chemetall Surface Treatment business to BASF SE for proceeds of approximately $3.2 billion, subject to adjustment with respect to certain pension liabilities, cash, working capital and indebtedness. The sale is subject to regulatory approvals and other customary closing conditions, and is expected to close in the fourth quarter of 2016. In the second quarter of 2016, the Company determined the business qualified for discontinued operations treatment, and as such began accounting for the assets as held for sale. The financial results of the disposal group have been presented as discontinued operations in the consolidated statements of income and excluded from segment results for all periods presented.

"Our great start to 2016 continued in the second quarter as we announced the strategic sale of Chemetall® Surface Treatment at a very healthy multiple, coupled with year over year adjusted EBITDA growth of 11% in the businesses we will operate after the sale is completed,” said Luke Kissam, Albemarle's president and CEO. "Our businesses have exceeded our first half expectations, and we continue to deliver outstanding results despite a relatively weak macroeconomic environment.”

On January 12, 2015, we completed the acquisition of Rockwood Holdings, Inc. ("Rockwood"). The results of Rockwood from January 1, 2015 to January 12, 2015 (“stub period”) are excluded from the year-to-date 2015 financial results presented herein. Excluded net sales and adjusted EBITDA for the stub period were $13.6 million and $1.1 million, respectively.

Quarterly Segment Results

Effective January 1, 2016, our former Performance Chemicals reportable segment was split into two separate reportable segments: (1) Lithium and Advanced Materials, which includes Lithium and Performance Catalyst Solutions and Curatives (“PCS”), and (2) Bromine Specialties. For comparison purposes, prior year periods have been reclassified to conform to the current segments. This split did not affect the Refining Solutions reportable segment, which is presented the same as in the prior year.

Lithium and Advanced Materials reported net sales of $233.4 million in the second quarter of 2016, an increase of 9.6% from second quarter 2015 net sales of $213.0 million. Net sales were impacted by $2.3 million of favorable currency exchange impacts as compared to the prior year. The remaining $18.1 million increase in net sales was primarily due to increased lithium sales volumes and favorable pricing impacts partially offset by lower PCS sales. Adjusted EBITDA for Lithium and Advanced Materials was $82.7 million, an increase of 3.4% from second quarter 2015 results of $80.0 million. Adjusted EBITDA was impacted by $1.3 million of favorable currency exchange impacts as compared to the prior year. The remaining $1.4 million increase in adjusted EBITDA was primarily due to higher overall sales volumes and favorable pricing.

Bromine Specialties reported net sales of $206.9 million in the second quarter of 2016, a decrease of 7.6% from second quarter 2015 net sales of $224.0 million. Net sales were impacted by $0.9 million of favorable currency exchange impacts as compared to the prior year. The remaining $18.0 million decrease in net sales was primarily due to lower sales volumes of Methyl Bromide partially offset by higher sales volumes of other Bromine products. Adjusted EBITDA for Bromine Specialties was $66.6 million, a decrease of 3.1% from second quarter 2015 results of $68.7 million. Adjusted EBITDA was impacted by $0.8 million of favorable currency exchange impacts as compared to the prior year. The remaining $2.9 million decrease in adjusted EBITDA was primarily driven by lower overall sales volumes partially offset by lower raw material and utility costs as well as lower selling, general, and administrative expenses.

Refining Solutions reported net sales of $178.0 million in the second quarter of 2016, an increase of 8.2% from net sales of $164.6 million in the second quarter of 2015. Net sales were impacted by $0.5 million of favorable currency exchange impacts as compared to the prior year. The remaining $12.9 million increase in net sales was primarily driven by higher Heavy Oil Upgrading and Clean Fuels Technology volumes. Adjusted EBITDA for Refining Solutions was $61.6 million in the second quarter of 2016, an increase of 27.8% from second quarter 2015 results of $48.2 million. Adjusted EBITDA was impacted by $0.7 million of favorable currency exchange impacts as compared to the prior year. The remaining $12.7 million increase in adjusted EBITDA was primarily due to higher sales volumes, and higher net income reported by our joint venture Nippon Ketjen Company Limited.

On January 4, 2016, we closed the sale of the metal sulfides business, and on February 1, 2016, we closed the sale of the minerals-based flame retardants and specialty chemicals business. The divestiture of these businesses reduced net sales and adjusted EBITDA for the second quarter of 2016 as compared to the prior year period by $66.8 million and $9.4 million, respectively.

All Other net sales were $50.6 million in the second quarter of 2016, a decrease of 55.4% from net sales of $113.4 million in the second quarter of 2015. Excluding the impact of the divested businesses, All Other net sales increased by $4.0 million compared to the prior year due to higher sales volumes from the fine chemistry services business. All Other adjusted EBITDA was $0.9 million in the second quarter of 2016, a decrease of 91.0% from second quarter 2015 results of $9.7 million. Excluding the impact of the divested businesses, All Other adjusted EBITDA increased by $0.6 million compared to the prior year due to higher overall fine chemistry services sales volumes.

In summary, total net sales of $669.3 million in the second quarter of 2016, a decrease of $49.0 million, or 6.8%, from second quarter 2015 net sales of $718.3 million, were negatively impacted by the divestiture of our metal sulfides and minerals-based flame retardants and specialty chemicals business, which reduced revenues versus the prior year by $66.8 million, partially offset by favorable currency impacts of $3.7 million. Excluding currency exchange impacts and the impact of the divested businesses, net sales for the period increased 2.2% as compared to the prior year. Total adjusted EBITDA of $190.5 million in the second quarter of 2016, an increase of $9.2 million, or 5.0%, from second quarter 2015 adjusted EBITDA of $181.4 million, was unfavorably impacted by $1.1 million currency exchange (including $3.9 million of unfavorable currency exchange impacts on corporate results) as well as the divestiture of our metal sulfides and minerals-based flame retardants and specialty chemicals business which reduced adjusted EBITDA versus the prior year by $9.4 million. Excluding currency exchange impacts and the impact of the divested businesses, adjusted EBITDA for the second quarter 2016 increased 11.1% as compared to the prior year.

Corporate Results

Corporate adjusted EBITDA was a loss of $21.2 million in the second quarter of 2016 compared to a loss of $25.2 million in the second quarter of 2015. The improvement in Corporate adjusted EBITDA was primarily due to realized synergies from the acquisition of Rockwood, partially offset by $3.9 million of unfavorable currency exchange impacts.

Income Taxes

Our adjusted effective income tax rates, which exclude non-recurring, other unusual and non-operating pension and OPEB items, were 16.2% and 28.9% for the second quarter of 2016 and 2015, respectively. Our effective tax rate continued to be influenced by the level and geographic mix of income, and benefits from a favorable mix of income in lower tax jurisdictions.

Cash Flow

Our cash flow from operations was approximately $252.5 million for the six months ended June 30, 2016, up 90% versus the same period in 2015. We had $193.7 million in cash and cash equivalents at June 30, 2016, as compared to $213.7 million at December 31, 2015. Cash on hand, cash provided by operations, net borrowings and net proceeds from divestitures, funded $382.2 million of debt repayments, $99.5 million of capital expenditures for plant, machinery and equipment and dividends to shareholders of $66.8 million during the six months ended June 30, 2016.

Outlook

Favorable performance in Lithium, Refining Solutions and Bromine Specialties continues to outpace headwinds in our other businesses. Based on this, and the impact of a lower effective tax rate, we are raising our annual guidance for continuing operations as follows:

	Previous Outlook	Increase	Current Outlook
Net sales	$2.5 - $2.7 billion	$0.0 - $0.1 billion	$2.5 - $2.8 billion
Adjusted EBITDA	$700 - $745 million	$5 million	$705 - $750 million
Adjusted EPS (per diluted share)	$3.25 - $3.50	$0.10	$3.35 - $3.60

Earnings Call

The Company’s performance for the second quarter ended June 30, 2016 will be discussed on a conference call at 9:00 AM Eastern time on August 4, 2016. The call can be accessed by dialing 888-679-8033 (International Dial-In # 617-213-4846), and entering conference ID 54465035. The Company’s earnings presentation and supporting material can be accessed through Albemarle’s website under Investors at www.albemarle.com.

About Albemarle

Albemarle Corporation (NYSE: ALB), headquartered in Charlotte, NC, is a global specialty chemicals company with leading positions in lithium, bromine, refining catalysts and applied surface treatments. We power the potential of companies in many of the world’s largest and most critical industries, from energy and communications to aerospace and electronics. Working side-by-side with our customers, we develop value-added, customized solutions that make them more competitive. Our solutions combine the finest technology and ingredients with the knowledge and know-how of our highly experienced and talented team of operators, scientists and engineers. Discovering and implementing new and better performance-based sustainable solutions is what motivates all of us. We think beyond business-as-usual to drive innovations that create lasting value. Albemarle employs approximately 6,900 people and serves customers in approximately 100 countries. We regularly post information to www.albemarle.com, including notification of events, news, financial performance, investor presentations and webcasts, non-GAAP reconciliations, SEC filings and other information regarding our company, its businesses and the markets it serves.

Forward-Looking Statements

Some of the information presented in this press release and the conference call and discussions that follow, including, without limitation, statements with respect to the sale of the Chemetall Surface Treatment business and the anticipated consequences and benefits of the transaction, product development, changes in productivity, market trends, price, expected growth and earnings, input costs, surcharges, tax rates, stock repurchases, dividends, cash flow generation, costs and cost synergies, portfolio diversification, economic trends, outlook and all other information relating to matters that are not historical facts may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. There can be no assurance that actual results will not differ materially. Factors that could cause actual results to differ materially include, without limitation: changes in economic and business conditions; changes in financial and operating performance of our major customers and industries and markets served by us; the timing of orders received from customers; the gain or loss of significant customers; competition from other manufacturers; changes in the demand for our products; limitations or prohibitions on the manufacture and sale of our products; availability of raw materials; changes in the cost of raw materials and energy; changes in our markets in general; fluctuations in foreign currencies; changes in laws and government regulation impacting our operations or our products; the occurrence of regulatory proceedings, claims or litigation; the occurrence of cybersecurity breaches, terrorist attacks, industrial accidents, natural disasters or climate change; the inability to maintain current levels of product or premises liability insurance or the denial of such coverage; political unrest affecting the global economy; political instability affecting our manufacturing operations or joint ventures; changes in accounting standards; the inability to achieve results from our global manufacturing cost reduction initiatives as well as our ongoing continuous improvement and rationalization programs; changes in the jurisdictional mix of our earnings and changes in tax laws and rates; changes in monetary policies, inflation or interest rates; volatility and substantial uncertainties in the debt and equity markets; technology or intellectual property infringement; decisions we may make in the future; the ability to successfully execute, operate and integrate acquisitions and divestitures, including the integration of Rockwood’s operations, and realize estimated synergies; and the other factors detailed from time to time in the reports we file with the SEC, including those described under “Risk Factors” in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q. These forward-looking statements speak only as of the date of this press release. We assume no obligation to provide any revisions to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

Albemarle Corporation and Subsidiaries
Consolidated Statements of Income
(In Thousands Except Per Share Amounts) (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Net sales	$669,327	$718,290	$1,326,538	$1,410,603
Cost of goods sold(a)(b)	421,223	506,259	835,900	1,007,188
Gross profit	248,104	212,031	490,638	403,415
Selling, general and administrative expenses(a)	86,055	88,010	168,686	171,660
Research and development expenses	20,500	21,925	40,372	45,421
Gain on sales of businesses, net(b)	(974)	—	(122,298)	—
Acquisition and integration related costs(b)	19,030	22,832	37,588	80,657
Operating profit	123,493	79,264	366,290	105,677
Interest and financing expenses(b)	(15,800)	(20,599)	(30,914)	(42,899)
Other (expenses) income, net(b)	(2,297)	286	(2,250)	50,110
Income from continuing operations before income taxes and equity in net income of unconsolidated investments	105,396	58,951	333,126	112,888
Income tax expense(b)	23,656	14,851	49,141	28,636
Income from continuing operations before equity in net income of unconsolidated investments	81,740	44,100	283,985	84,252
Equity in net income of unconsolidated investments (net of tax)(b)	13,846	5,118	29,837	14,219
Net income from continuing operations	95,586	49,218	313,822	98,471
(Loss) income from discontinued operations (net of tax)(c)	(398,340)	10,122	(381,028)	8,024
Net (loss) income	(302,754)	59,340	(67,206)	106,495
Net income attributable to noncontrolling interests	(12,067)	(7,193)	(19,429)	(11,233)
Net (loss) income attributable to Albemarle Corporation	$(314,821)	$52,147	$(86,635)	$95,262
Basic earnings (loss) per share
Continuing operations	$0.74	$0.37	$2.62	$0.79
Discontinued operations	(3.54)	0.09	(3.39)	0.07
	$(2.80)	$0.46	$(0.77)	$0.86
Diluted earnings (loss) per share
Continuing operations	$0.74	$0.37	$2.61	$0.79
Discontinued operations	(3.52)	0.09	(3.38)	0.07
	$(2.78)	$0.46	$(0.77)	$0.86
Weighted-average common shares outstanding – basic	112,339	112,189	112,300	110,160
Weighted-average common shares outstanding – diluted	113,123	112,607	112,947	110,536

See accompanying notes to the condensed consolidated financial information.

Albemarle Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(In Thousands) (Unaudited)

	June 30,	December 31,
	2016	2015
ASSETS
Cash and cash equivalents	$193,661	$213,734
Other current assets	1,078,158	975,336
Assets held for sale	255,941	641,932
Total current assets	1,527,760	1,831,002
Property, plant and equipment	3,846,686	3,700,472
Less accumulated depreciation and amortization	1,500,554	1,379,377
Net property, plant and equipment	2,346,132	2,321,095
Noncurrent assets held for sale	2,944,071	2,971,455
Other assets and intangibles	2,494,418	2,474,402
Total assets	$9,312,381	$9,597,954
LIABILITIES AND EQUITY
Current portion of long-term debt	$493,705	$674,994
Other current liabilities	520,084	612,093
Liabilities held for sale	145,269	329,598
Total current liabilities	1,159,058	1,616,685
Long-term debt	3,019,478	3,142,163
Noncurrent liabilities held for sale	455,452	464,207
Other noncurrent liabilities	573,038	588,734
Deferred income taxes	799,009	384,852
Albemarle Corporation shareholders’ equity	3,156,615	3,254,392
Noncontrolling interests	149,731	146,921
Total liabilities and equity	$9,312,381	$9,597,954

See accompanying notes to the condensed consolidated financial information.

Albemarle Corporation and Subsidiaries
Selected Consolidated Cash Flow Data
(In Thousands) (Unaudited)

	Six Months Ended
	June 30,
	2016	2015
Cash and cash equivalents at beginning of year	$213,734	$2,489,768
Cash and cash equivalents at end of period	$193,661	$207,238
Sources of cash and cash equivalents:
Net (loss) income	$(67,206)	$106,495
Cash proceeds from divestitures, net	310,599	—
Proceeds from borrowings of long-term debt	—	1,000,000
Other borrowings, net	67,865	133,699
Dividends received from unconsolidated investments and nonmarketable securities	31,522	45,526
Decrease in restricted cash	—	57,550
Uses of cash and cash equivalents:
Working capital changes	(108,016)	(44,932)
Capital expenditures	(99,509)	(111,723)
Acquisition of Rockwood, net of cash acquired	—	(2,051,645)
Other acquisitions, net of cash acquired	—	(48,845)
Cash payments related to acquisitions and other	(81,988)	—
Repayments of long-term debt	(382,162)	(1,331,648)
Pension and postretirement contributions	(9,524)	(10,973)
Dividends paid to shareholders	(66,791)	(54,238)
Dividends paid to noncontrolling interests	(17,052)	(8,282)
Non-cash and other items:
Depreciation and amortization	128,505	131,469
Gain on sales of businesses, net	(122,298)	—
Pension and postretirement expense (benefit)	3,390	(1,071)
Deferred income taxes	414,736	(41,207)
Equity in net income of unconsolidated investments (net of tax)	(30,861)	(16,186)

See accompanying notes to the condensed consolidated financial information.

Albemarle Corporation and Subsidiaries
Consolidated Summary of Segment Results
(In Thousands) (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Net sales:
Lithium and Advanced Materials	$233,353	$213,003	$449,526	$411,777
Bromine Specialties	206,863	223,959	403,416	413,551
Refining Solutions	178,012	164,573	348,591	343,739
All Other	50,626	113,404	122,715	235,773
Corporate	473	3,351	2,290	5,763
Total net sales	$669,327	$718,290	$1,326,538	$1,410,603

Adjusted EBITDA:
Lithium and Advanced Materials	$82,668	$79,985	$169,142	$157,580
Bromine Specialties	66,562	68,697	128,170	121,630
Refining Solutions	61,586	48,200	116,660	90,393
All Other	876	9,714	9,340	23,278
Corporate(a)	(21,221)	(25,238)	(40,808)	7,977
Total adjusted EBITDA	$190,471	$181,358	$382,504	$400,858

Lithium and Advanced Materials - details by product category:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Net sales:
Lithium	$157,713	$127,021	$294,273	$241,407
PCS	75,640	85,982	155,253	170,370
Total Lithium and Advanced Materials	$233,353	$213,003	$449,526	$411,777

Adjusted EBITDA:
Lithium	$64,146	$53,645	$127,980	$104,223
PCS	18,522	26,340	41,162	53,357
Total Lithium and Advanced Materials	$82,668	$79,985	$169,142	$157,580

See accompanying notes to the condensed consolidated financial information and non-GAAP reconciliations below.

Notes to the Condensed Consolidated Financial Information

(a)
Non-operating pension and OPEB items, consisting of MTM actuarial gains/losses, settlements/curtailments, interest cost and expected return on assets, are not allocated to our reportable segments and are included in the Corporate category. Although non-operating pension and OPEB items are included in Cost of goods sold and Selling, general and administrative expenses in accordance with GAAP, we believe that these components of pension cost are mainly driven by market performance, and we manage these separately from the operational performance of our businesses. Non-operating pension and OPEB items included in Cost of goods sold and Selling, general and administrative expenses were as follows (in millions):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Cost of goods sold:
MTM actuarial gain	$—	$(0.1)	$—	$(0.1)
Interest cost and expected return on assets, net	(0.2)	(0.5)	(0.3)	(0.8)
Total	$(0.2)	$(0.6)	$(0.3)	$(0.9)

Selling, general and administrative expenses:
Interest cost and expected return on assets, net	$(0.1)	$(0.9)	$(0.2)	$(1.7)
Total	$(0.1)	$(0.9)	$(0.2)	$(1.7)

(b)
In addition to the non-operating pension and OPEB items disclosed above, we have identified certain other items from continuing operations and excluded them from our adjusted net income calculation for the periods presented. A listing of these items, as well as a detailed description of each follows below (per diluted share):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Utilization of inventory markup(1)	$—	$0.23	$—	$0.46
Gain on sales of businesses, net(2)	—	—	(1.02)	—
Acquisition and integration related costs(3)	0.11	0.14	0.23	0.51
Interest and financing expenses related to Rockwood acquisition(4)	—	—	—	0.01
Financing fees related to Rockwood acquisition(5)	—	—	—	0.03
Discrete tax items(6)	0.08	(0.01)	0.06	0.02
Total non-recurring and other unusual items	$0.19	$0.36	$(0.73)	$1.03

(1)
In connection with the acquisition of Rockwood, the Company valued Rockwood’s existing inventory at fair value as of the acquisition date, which resulted in a markup of the underlying net book value of the inventory. The inventory markup was expensed over the estimated remaining selling period. For the three months ended June 30, 2015, $24.2 million ($16.5 million after income taxes, or $0.14 per share) was included in Cost of goods sold, and Equity in net income of unconsolidated investments was reduced by $10.0 million ($0.09 per share), related to the utilization of the inventory markup. For the six months ended June 30, 2015, $47.5 million ($32.8 million after income taxes, or $0.30 per share) was included in Cost of goods sold, and Equity in net income of unconsolidated investments was reduced by $17.9 million ($0.16 per share), related to the utilization of the inventory markup.

(2)
Included in Gain on sales of businesses, net, for the six months ended June 30, 2016 is $11.5 million ($11.3 million after income taxes, or $0.10 per share) related to the sale of the metal sulfides business and $112.3 million ($105.8 million after income taxes, or $0.93 per share) related to the sale of the minerals-based flame retardants and specialty chemicals business. In addition, Gain on sales of businesses, net, for the six months ended June 30, 2016 includes a loss of $1.5 million, or $0.01 per share, on the sale of our wafer reclaim business.

(3)	Acquisition and integration related costs consisted of the following:

Three months ended June 30, 2016 -

•
$18.4 million of integration costs resulting from the acquisition of Rockwood and $0.6 million in connection with other significant projects. After income taxes, these charges totaled $13.1 million, or $0.11 per share.

Six months ended June 30, 2016 -

•
$36.1 million of integration costs resulting from the acquisition of Rockwood and $1.5 million in connection with other significant projects. After income taxes, these charges totaled $26.4 million, or $0.23 per share.

Three months ended June 30, 2015 -

•
$19.9 million directly related to the acquisition of Rockwood and $2.9 million in connection with other significant projects. After income taxes, these charges totaled $15.4 million, or $0.14 per share.

Six months ended June 30, 2015 -

•
$75.7 million directly related to the acquisition of Rockwood and $5.0 million in connection with other significant projects. After income taxes, these charges totaled $55.8 million, or $0.51 per share.

(4)
Included in Interest and financing expenses for the six months ended June 30, 2015 is $1.6 million ($1.1 million after income taxes, or $0.01 per share) of interest and financing expenses associated with senior notes we issued in the fourth quarter of 2014 in connection with the acquisition of Rockwood, which did not close until January 12, 2015.

(5)
Included in Other (expenses) income, net, for the six months ended June 30, 2015 is $4.4 million ($3.1 million after income taxes, or $0.03 per share) for amortization of bridge facility fees and other financing fees related to the acquisition of Rockwood.

(6)
Included in Income tax expense for the three and six months ended June 30, 2016 are expense items of $8.7 million, or $0.08 per share, and $7.1 million, or $0.06 per share, respectively, related mainly to a change in the Company’s assertion over book and tax basis differences of a foreign entity and changes in valuation allowances necessary because of the announced divestiture. Included in Income tax expense for the three and six months ended June 30, 2015 is a benefit of $1.0 million, or $0.01 per share, related mainly to prior year uncertain tax position adjustments associated with lapses in statutes of limitations. Also included in Income tax expense for the six months ended June 30, 2015 are expenses of $3.2 million, or $0.03 per share, associated with U.S. provision to return adjustments, the release of uncertain tax positions associated with a lapse in the statute of limitations, and the inclusion of liabilities for non-indefinitely invested earnings on the announcement of the intention to sell the minerals-based flame retardants and specialty chemicals business, which includes entities in Germany.

(c)
On June 17, 2016, the Company entered into a definitive agreement to sell the Chemetall Surface Treatment business to BASF SE for proceeds of approximately $3.2 billion, subject to adjustment with respect to certain pension liabilities, cash, working capital and indebtedness. The sale is subject to regulatory approvals and other customary closing conditions, and is expected to close in the fourth quarter of 2016. Loss from discontinued operations (net of tax) in the consolidated statements of income for the second quarter of 2016 includes a discrete non-cash charge of $381.5 million due to a change in the Company’s assertion over book and tax basis differences related to a U.S. entity being sold, as well as a discrete non-cash charge of $35.2 million related to a change in the Company’s assertion over reinvestment of foreign undistributed earnings.

(d)	Totals may not add due to rounding.

Additional Information

It should be noted that adjusted net income attributable to Albemarle Corporation (“adjusted earnings”), adjusted net income from continuing operations, adjusted diluted earnings per share attributable to Albemarle Corporation, adjusted diluted earnings per share from continuing operations, adjusted effective income tax rates, EBITDA, adjusted EBITDA, EBITDA margin and adjusted EBITDA margin are financial measures that are not required by, or presented in accordance with, accounting principles generally accepted in the United States, or GAAP. These non-GAAP measures should not be considered as alternatives to net income attributable to Albemarle Corporation (“earnings”). These measures are presented here to provide additional useful measurements to review our operations, provide transparency to investors and enable period-to-period comparability of financial performance. The Company’s chief operating decision maker uses these measures to assess the ongoing performance of the Company and its segments, as well as for business planning purposes.

A description of other non-GAAP financial measures that we use to evaluate our operations and financial performance, and reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP, can be found in the Investors section of our website at www.albemarle.com, under “Non-GAAP Reconciliations” under “Financials.” Also, see below for supplemental reconciliations of the non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP.

ALBEMARLE CORPORATION AND SUBSIDIARIES
Non-GAAP Reconciliations
(In Thousands)
(Unaudited)
See below for a reconciliation of adjusted net income attributable to Albemarle Corporation (“adjusted earnings”), adjusted net income from continuing operations, EBITDA and adjusted EBITDA, the non-GAAP financial measures, to Net (loss) income attributable to Albemarle Corporation (“earnings”), the most directly comparable financial measure calculated and reported in accordance with GAAP. Adjusted earnings is defined as earnings before the non-recurring, other unusual and non-operating pension and OPEB items as listed below. EBITDA is defined as earnings before discontinued operations, interest and financing expenses, income taxes, and depreciation and amortization. Adjusted EBITDA is defined as EBITDA and the non-recurring, other unusual and non-operating pension and OPEB items as listed below.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Net (loss) income attributable to Albemarle Corporation	$(314,821)	$52,147	$(86,635)	$95,262
Add back:
Non-operating pension and OPEB items from continuing operations (net of tax)	(225)	(998)	(106)	(1,704)
Non-recurring and other unusual items from continuing operations (net of tax)	21,780	41,171	(82,048)	113,105
Loss (income) from discontinued operations (net of tax)	398,340	(10,122)	381,028	(8,024)
Adjusted net income from continuing operations	105,074	82,198	212,239	198,639
(Loss) income from discontinued operations (net of tax)	(398,340)	10,122	(381,028)	8,024
Add back:
Non-operating pension and OPEB items from discontinued operations (net of tax)	67	136	156	(1,385)
Non-recurring and other unusual items from discontinued operations (net of tax)	416,279	2,636	417,514	17,018
Adjusted net income attributable to Albemarle Corporation	$123,080	$95,092	$248,881	$222,296

Adjusted diluted earnings per share attributable to Albemarle Corporation	$1.09	$0.84	$2.20	$2.01

Weighted-average common shares outstanding – diluted	113,123	112,607	112,947	110,536

Net (loss) income attributable to Albemarle Corporation	$(314,821)	$52,147	$(86,635)	$95,262
Add back:
Loss (income) from discontinued operations (net of tax)	398,340	(10,122)	381,028	(8,024)
Interest and financing expenses	15,800	20,599	30,914	42,899
Income tax expense	23,656	14,851	49,141	28,636
Depreciation and amortization	49,705	48,372	93,314	94,162
EBITDA	172,680	125,847	467,762	252,935
Non-operating pension and OPEB items	(265)	(1,522)	(548)	(2,609)
Non-recurring and other unusual items (excluding items associated with interest expense)	18,056	57,033	(84,710)	150,532
Adjusted EBITDA	$190,471	$181,358	$382,504	$400,858

Net sales	$669,327	$718,290	$1,326,538	$1,410,603
EBITDA margin	25.8%	17.5%	35.3%	17.9%
Adjusted EBITDA margin	28.5%	25.2%	28.8%	28.4%

See below for a reconciliation of adjusted EBITDA on a segment basis, the non-GAAP financial measure, to Net income (loss) attributable to Albemarle Corporation, the most directly comparable financial measure calculated and reporting in accordance with GAAP.

	Lithium and Advanced Materials	Bromine Specialties	Refining Solutions	Reportable Segments Total	All Other	Corporate	Consolidated Total
Three months ended June 30, 2016:
Net income (loss) attributable to Albemarle Corporation	$56,880	$56,747	$52,472	$166,099	$(1,503)	$(479,417)	$(314,821)
Depreciation and amortization	25,788	9,815	9,114	44,717	3,353	1,635	49,705
Non-recurring and other unusual items	—	—	—	—	(974)	19,030	18,056
Interest and financing expenses	—	—	—	—	—	15,800	15,800
Income tax expense	—	—	—	—	—	23,656	23,656
Loss from discontinued operations (net of tax)	—	—	—	—	—	398,340	398,340
Non-operating pension and OPEB items	—	—	—	—	—	(265)	(265)
Adjusted EBITDA	$82,668	$66,562	$61,586	$210,816	$876	$(21,221)	$190,471

Three months ended June 30, 2015:
Net income (loss) attributable to Albemarle Corporation	$22,530	$60,486	$39,717	$122,733	$3,612	$(74,198)	$52,147
Depreciation and amortization	23,632	8,211	8,483	40,326	5,724	2,322	48,372
Non-recurring and other unusual items	33,823	—	—	33,823	378	22,832	57,033
Interest and financing expenses	—	—	—	—	—	20,599	20,599
Income tax expense	—	—	—	—	—	14,851	14,851
Income from discontinued operations (net of tax)	—	—	—	—	—	(10,122)	(10,122)
Non-operating pension and OPEB items	—	—	—	—	—	(1,522)	(1,522)
Adjusted EBITDA	$79,985	$68,697	$48,200	$196,882	$9,714	$(25,238)	$181,358

Six months ended June 30, 2016:
Net income (loss) attributable to Albemarle Corporation	$120,207	$108,600	$98,786	$327,593	$129,206	$(543,434)	$(86,635)
Depreciation and amortization	48,935	19,570	17,874	86,379	3,965	2,970	93,314
Non-recurring and other unusual items	—	—	—	—	(123,831)	39,121	(84,710)
Interest and financing expenses	—	—	—	—	—	30,914	30,914
Income tax expense	—	—	—	—	—	49,141	49,141
Loss from discontinued operations (net of tax)	—	—	—	—	—	381,028	381,028
Non-operating pension and OPEB items	—	—	—	—	—	(548)	(548)
Adjusted EBITDA	$169,142	$128,170	$116,660	$413,972	$9,340	$(40,808)	$382,504

Six months ended June 30, 2015:
Net income (loss) attributable to Albemarle Corporation	$49,721	$104,958	$73,800	$228,479	$9,027	$(142,244)	$95,262
Depreciation and amortization	45,454	16,672	16,593	78,719	11,222	4,221	94,162
Non-recurring and other unusual items (excluding items associated with interest expense)	62,405	—	—	62,405	3,029	85,098	150,532
Interest and financing expenses	—	—	—	—	—	42,899	42,899
Income tax expense	—	—	—	—	—	28,636	28,636
Income from discontinued operations (net of tax)	—	—	—	—	—	(8,024)	(8,024)
Non-operating pension and OPEB items	—	—	—	—	—	(2,609)	(2,609)
Adjusted EBITDA	$157,580	$121,630	$90,393	$369,603	$23,278	$7,977	$400,858

	Lithium	PCS	Total Lithium and Advanced Materials
Three months ended June 30, 2016:
Net income attributable to Albemarle Corporation	$42,129	$14,751	$56,880
Depreciation and amortization	22,017	3,771	25,788
Adjusted EBITDA	$64,146	$18,522	$82,668

Three months ended June 30, 2015:
Net (loss) income attributable to Albemarle Corporation	$(213)	$22,743	$22,530
Depreciation and amortization	20,035	3,597	23,632
Non-recurring and other unusual items	33,823	—	33,823
Adjusted EBITDA	$53,645	$26,340	$79,985

Six months ended June 30, 2016:
Net income attributable to Albemarle Corporation	$86,475	$33,732	$120,207
Depreciation and amortization	41,505	7,430	48,935
Adjusted EBITDA	$127,980	$41,162	$169,142

Six months ended June 30, 2015:
Net income attributable to Albemarle Corporation	$3,715	$46,006	$49,721
Depreciation and amortization	38,103	7,351	45,454
Non-recurring and other unusual items	62,405	—	62,405
Adjusted EBITDA	$104,223	$53,357	$157,580

See below for a reconciliation of the adjusted effective income tax rate, the non-GAAP financial measure, to the effective income tax rate, the most directly comparable financial measure calculated and reporting in accordance with GAAP.

	Income from continuing operations before income taxes and equity in net income of unconsolidated investments	Income tax expense (benefit)	Effective income tax rate
Three months ended June 30, 2016:
As reported	$105,396	$23,656	22.4%
Non-recurring, other unusual and non-operating pension and OPEB items from continuing operations	17,791	(3,764)
As adjusted	$123,187	$19,892	16.2%

Three months ended June 30, 2015:
As reported	$58,951	$14,851	25.2%
Non-recurring, other unusual and non-operating pension and OPEB items from continuing operations	45,511	15,338
As adjusted	$104,462	$30,189	28.9%